Exhibit 10.20
FOR EXECUTION

SUBLEASE

DATED AS OF JANUARY 15, 2010

BETWEEN

EPSILON DATA MANAGEMENT LLC

AND

INTERCLICK, INC.

TABLE OF CONTENTS

1.	BASIC LEASE PROVISIONS	1

2.	PRIME LEASE	3

3.	SUBLEASE	3

4.	TERM	3

5.	POSSESSION	3

6.	TENANT’S USE	4

7.	RENT	4

8.	ADDITIONAL RENT	4

9.	TENANT’S OBLIGATIONS	4

10.	QUIET ENJOYMENT	6

11.	TENANT’S INSURANCE	6

12.	ASSIGNMENT OR SUBLETTING	6

13.	RULES	9

14.	REPAIRS AND COMPLIANCE	9

15.	FIRE OR CASUALTY OR EMINENT DOMAIN	9

16.	ALTERATIONS	10

17.	SURRENDER	10

18.	REMOVAL OF TENANT’S PROPERTY	11

19.	HOLDING OVER	11

20.	ENCUMBERING TITLE	11

21.	INDEMNITY	12

22.	LANDLORD’S RESERVED RIGHTS	12

23.	DEFAULTS	12

24.	REMEDIES	14

25.	LANDLORD’S WORK	14

26.	NOTICES AND CONSENTS	14

27.	PROVISIONS REGARDING SUBLEASE	14

28.	NO WAIVER; CUMULATIVE REMEDIES; EXECUTION AND DELIVERY	16

29.	PRIME LANDLORD’S CONSENT	18

30.	BROKERAGE	18

31.	FORCE MAJEURE	19

32.	BUILDING DIRECTORY SIGNAGE	19

33.	REPRESENTATIONS OF TENANT	19

34.	SUCCESSORS AND ASSIGNS	19

35.	JURY TRIAL WAIVER	19

36.	GOVERNING LAW	19

37.	CONFIDENTIALITY	19

38.	SECURITY DEPOSIT	20

39.	FREIGHT ELEVATOR	21

40	HVAC	21

ii

SUBLEASE

THIS SUBLEASE is made and entered into as of the 15th day of January, 2010, by and between EPSILON DATA MANAGEMENT LLC, a ________limited liability company (“Landlord”) and INTERCLICK, INC., a Delaware corporation (“Tenant”).

1.           BASIC LEASE PROVISIONS.

A.           Property Address: 11 West 19th Street, New York, New York.

B.           Tenant’s Address until the Commencement Date: 257 Park Avenue South, Suite 602, New York, New York 10010; thereafter, the Premises; in each instance, with a copy to: Harris Cramer LLP, 1555 Palm Beach Lakes Blvd., Suite 310 West Palm Beach, Florida 33401.

C.           Landlord’s Address (for notices): Epsilon Data Management LLC, 601 Edgewater Drive, Mailstop 5/M06, Wakefield, MA 01880, Attention: Senior Director, Facilities and Real Estate – Epsilon, with copy to:  ADS Alliance Data Systems, Inc., Attn: General Counsel, Epsilon, 17655 Waterview Parkway, Dallas, TX  75252.

D.           Prime Landlord: 11 West 19th Associates LLC.

E.            Prime Landlord’s Address (for notices): Kaufman/Adler Realty, 450 Seventh Avenue, New York, New York 10123 and 11 West 19th Street Associates, LLC, c/o Block Buildings LLC, 499 Seventh Avenue, 21st Floor South, New York, New York 10018.

F.            Identification of Prime Lease and all amendments thereto: Lease dated March 15, 2007 between 11 West 19th Associates LLC, as landlord, and Epsilon Data Management LLC, as tenant.

G.            Sublease Term: The term beginning on the Commencement Date and ending on the Expiration Date.

H.           Commencement Date: The first Business Days (as hereinafter defined) after the last of the following three conditions have been satisfied: (i) this Sublease shall have been executed and delivered by Landlord and Tenant, (ii) Prime Landlord shall have consented to this Sublease, the Landlord's Work and Additional Work, and (iii) the Substantial Completion Date (as hereinafter defined) shall have occurred, or the date Tenant or any person claiming under or through Tenant first occupies the Premises for the conduct of its business, whichever occurs earlier.  The term "Business Days" means all days excluding Saturdays, Sundays, and days observed by the New York Stock Exchange as holidays, as such holidays observed by the New York Stock Exchange may change from time to time. The "Rent Commencement Date" shall be the date that is ninety (90) calendar days after the Commencement Date.

I.            Expiration Date: December 31, 2017.

J.            Base Rent: $589,400 per annum ($49,116.66 per month) for the period beginning on the Rent Commencement Date and ending on the day before the first day of the thirteenth (13th) month following the month in which the Rent Commencement Date occurs (such period is deemed to be the 1st Lease Year).  For each twelve month period thereafter (each, a "Lease Year"), Base Rent shall increase 2.5% annually for each Lease Year through and including the Expiration Date as follows:

(i)           2nd Lease Year   $604,135 Per Annum payable $50,344.58 a month;

(ii)          3rd Lease Year   $619,238.37 Per Annum payable $51,603.20 a month;

(iii)         4th Lease Year   $634,719.33 Per Annum payable $52,893.28 a month;

(iv)         5th Lease Year   $650,587.31 Per Annum payable $54,215.61 a month;

(v)          6th Lease Year    $666,851.99 Per Annum payable $55,571.00 a month;

(vi)         7th Lease Year   $683,523.29 Per Annum payable $56,960.27 a month; and

(vii)        8th Lease Year    $700,611.37 Per Annum payable $58,384.28 a month.

K.           Payee of Rent: Epsilon Data Management LLC

L.           Address for Payment of Rent: Epsilon Data Management LLC, 601 Edgewater Drive, Mailstop 5/MO6, Wakefield, MA 01880, Attention: Senior Director, Facilities and Real Estate - Epsilon

M.          Sublease Share: thirty-three and five tenths (33.5%) percent and Tenth Floor Share: sixty-six and five tenths (66.5%).

N.           Description of Premises: A portion of the tenth (10th) floor of the Property as more fully shown on the floor plan annexed as Exhibit A.

O.           Security Deposit: $294,700.

P.            Tenant’s Use: The use described in the Prime Lease (see Section 2).

Q.           Broker: Newmark Knight Frank (Tenant's broker) and UGL Equis (Landlord's broker).

R.           Substantial Completion Date: The date when the work described in Exhibit B ("Landlord's Work") shall have reached the stage, in both Landlord's and Tenant's reasonable judgment, as shall enable Tenant to have access to the Premises to commence Tenant’s Use (as described in Section 1(P)) and occupancy of the Premises, which the parties in good faith project to be prior to February  26, 2010, provided that Prime Landlord consents to Tenant taking occupancy, if such consent is required.  The parties agree to work in good faith to reach the Substantial Completion Date by February 26, 2010, however, neither party shall be liable to the other if there are delays and such projected Substantial Completion Date is not met.  Tenant acknowledges that a portion of Landlord's Work may not be completed on the Substantial Completion Date and that Landlord will complete Landlord's Work thereafter in accordance with Exhibit B.  Such remaining work may include a portion of the construction, such as, for example, construction of the handicapped accessible bathroom, and shall include completion of minor, unfinished details of Landlord's Work, touch-ups and similar insignificant matters to be performed by Landlord (ie., so-called “punchlist” items).  By consenting to this Sublease, the Prime Landlord consents to the Tenant taking occupancy of the Premises on the Substantial Completion Date.  Notwithstanding the foregoing, in the event that Landlord's Work is completed, except for punchlist items, then the Substantial Completion Date shall be deemed to have occurred regardless as to whether Landlord has received the consent of Tenant.

2.           PRIME LEASE.  Landlord is the tenant under a Prime Lease (the “Prime Lease”) with the Prime Landlord identified in Section l(D), bearing the date specified in Section l(F).  Landlord represents and warrants to Tenant that (a) Landlord has delivered to Tenant a full and complete copy of the Prime Lease (with certain economic provisions not relevant to this Sublease redacted), (b) the Prime Lease is, as of the date hereof, in full force and effect, and (c) to Landlord's knowledge, no event of default has occurred under the Prime Lease.

3.           SUBLEASE.  Landlord, for and in consideration of the rents herein reserved and of the covenants and agreements herein contained on the part of the Tenant to be performed, hereby subleases to the Tenant, and the Tenant accepts from the Landlord, certain space described in Section 1(N) (the “Premises”) and located in the building (the “Building”), situated on and a part of the property (the “Property”) referred to in Section 1(A), together with the right to use certain furniture and fixtures listed on Exhibit C.

4.           TERM.  Subject to Section 5, the term of this Lease (hereinafter “Term”) shall commence on the date specified in Section 1(H) (hereinafter “Commencement Date”).

The Term shall expire on the date (“Expiration Date”) specified in Section l(I), unless sooner terminated as otherwise provided elsewhere in this Sublease.

5.           POSSESSION.  Landlord agrees to deliver possession of the Premises on or before the date specified in Section l(H) upon Substantial Completion of Landlord's Work and otherwise in substantially their condition as of the execution and delivery hereof, reasonable wear and tear excepted; that is to say, AS IS, and except further that Landlord shall deliver the Premises vacant and broom clean (except for construction equipment and construction supplies needed to complete Landlord's Work), with the furniture, fixtures, appliances, electronic monitors and screens and fitness equipment ("FF&E") listed on Exhibit C.  Landlord represents that to the best of its knowledge the Premises as configured on the date hereof complies with the requirements of the Americans with Disabilities Act.  In the event that the Premises needs to be altered in order for the Premises to comply with the Americans with Disabilities Act upon completion of Landlord's Work, the Landlord shall, at its sole cost, promptly make such necessary alterations.  In the event that Tenant makes any Alterations to the Premises after the Commencement Date, then Tenant shall be responsible to comply with the Americans with Disabilities Act with respect to such Alterations.

6.           TENANT’S USE.  The Premises shall be used and occupied only for the Tenant’s Use set forth in Section l(P).

7.           RENT. Beginning on the Rent Commencement Date, Tenant agrees to pay the Base Rent set forth in Section I(J) to the Payee specified in Section l(K), at the address specified in Section I(L), or to such other payee or at such other address as may be designated by notice in writing from Landlord to Tenant, without prior demand therefor and without any deduction whatsoever.  Base Rent shall be paid in equal monthly installments in advance on the first day of each month of the Term, except that the first installment of Base Rent shall be paid by Tenant to Landlord upon execution of this Sublease by Tenant.  Base Rent shall be pro-rated for partial months at the beginning and end of the Term.  All charges, costs and sums required to be paid by Tenant to Landlord under this Sublease in addition to Base Rent shall be deemed “Additional Rent”, and Base Rent and Additional Rent shall hereinafter collectively be referred to as “Rent”.  Tenant’s covenant to pay Rent shall be independent of every other covenant in this Lease.  If Rent is not paid when due, Tenant shall pay, relative to the delinquent payment, a late charge equal to two percent (2%) of the unpaid amount.

8.           ADDITIONAL RENT.  If and to the extent that Landlord is obligated to pay additional rent under Section 52 of the Prime Lease, Tenant shall pay to Landlord the percentage of such additional rent (to the extent such additional rent is attributable to events occurring during the term of this Sublease) which is set forth in Section I(M) as the Sublease Share.  Notwithstanding the foregoing, for purposes of this Section 8, additional rent due under Section 52 of the Prime Lease shall be computed as if the "base tax year" was the year from January 1, 2010 through December 31, 2010.  In addition, Tenant shall pay additional rent due from Landlord to Prime Landlord under the Prime Lease arising as a result of the acts or failure to act of Tenant (other than for an escalation due to increases in operating expenses).  For example, if Tenant fails to make repairs in the Premises that are Tenant's obligation hereunder and Landlord is charged additional rent under Section 4 of the Prime Lease to cover expenses incurred by Prime Landlord, then Tenant shall be liable to Landlord hereunder for such expenses as additional rent.  Each such payment shall be due from Tenant to Landlord five (5) Business Days following Tenant's receipt of written notice from Landlord’s that payment of such additional rent is due to the Prime Landlord.

9.           TENANT’S OBLIGATIONS.  Tenant shall be responsible for, and shall pay the following:

A.           All utility consumption costs, including without limitation, electric costs pursuant to the electricity rider annexed to the Prime Lease and other charges incurred in connection with lighting, and providing electrical power to the Premises.  Tenant acknowledges that if electricity is furnished to the Premises on a "submetering" basis or an "unmetered" basis as set forth in the electricity rider annexed to the Prime Lease, the utility consumption costs will be in excess of the actual costs incurred by the "Meter Company" to the extent and on the terms set forth in the electricity rider annexed to the Prime Lease.  In the event that electric consumption costs are measured by submeter(s) that measures consumption in the Premises and all or any portion of Landlord's Premises, then Tenant shall pay to Landlord, as additional rent, Tenant's share of electrical costs.  Tenant's share of such electrical costs shall be the Tenth Floor Share if the submeter(s) measures consumption on the tenth floor only or the Sublease Share if the submeter(s) measures consumption in the Premises and all of Landlord's premises.  Tenant shall hold Landlord harmless from all costs or expenses Landlord may incur from Tenant’s failure to pay utility bills or to perform any of its obligations with respect to the purchase of utilities.

B.           All maintenance, repairs and replacements as to the Premises and its equipment, to the extent Landlord is obligated to perform the same under the Prime Lease.

C.           All FF&E presently in the Premises and listed on Exhibit A annexed hereto shall remain in the Premises for Tenant's use during the Term at no additional cost to Tenant. Tenant shall maintain such FF&E during the Term hereof at Tenant's expense, and shall re-deliver such FF&E to Landlord at the end of the Term in good condition, reasonable wear and tear excepted.

D.           Tenant's share of expenses incurred by Landlord to retain a cleaning contractor to clean and remove all rubbish and refuse from the Premises and the premises rented by Landlord under the Prime Lease.  Tenant acknowledges that it has received a copy of the existing cleaning contract between Landlord and Murray Hill Office Maintenance, Inc. for cleaning services covering the Premises and the Landlord's entire premises.  Tenant's share of such cleaning expenses shall be additional rent hereunder and shall be the Sublease Share unless cleaning and removing rubbish from either Landlord's premises or the Premises takes a disproportionate portion of the cleaning contractor's time and expense, in which event the parties shall equitably apportion the expense.  Tenant shall pay all of the costs attributable to any special or additional cleaning services requested by Tenant above the regularly scheduled services set forth in Landlord's then current cleaning contract.

E.           Tenant acknowledges that the Premises and the Landlord's premises use air-conditioning unit(s) that were supplied by Prime Landlord pursuant to Sections 42A(i) and 71 of the Prime Lease.  Tenant shall pay to Landlord, as additional rent, the Tenth Floor Share of the portion of costs allocated to the tenth floor to maintain and perform routine repairs on the air-conditioning unit(s) and Landlord shall be responsible, at its sole cost, to perform major repairs and replacements to the air-conditioning unit(s) and to insure the unit(s).  Landlord shall maintain an air-conditioning service contract with an air-conditioning service company approved by Prime Landlord for the term of this Sublease and Tenant shall pay the Tenth Floor Share of the cost of such maintenance contract allocated to the tenth floor as additional rent hereunder.  Landlord represents that the air-conditioning system shall be in working order as of the Commencement Date and the Rent Commencement Date.

10.         QUIET ENJOYMENT.  Landlord represents that it has full power and authority to enter into this Sublease, subject to the consent of the Prime Landlord, if required under the Prime Lease.  So long as Tenant is not in default in the performance of its covenants and agreements in this Sublease, Tenant’s quiet and peaceable enjoyment of the Premises shall not be disturbed or interfered with by Landlord, or by any person claiming by, through, or under Landlord.

11.         TENANT’S INSURANCE.  Tenant shall procure and maintain, at its own cost and expense, such liability insurance as is required to be carried by Landlord under the Prime Lease, naming Landlord, as well as Prime Landlord and all other parties whom Landlord is required to name as additional insured parties under the Prime Lease, in the manner required therein and such property insurance as is required to be carried by Landlord under the Prime Lease to the extent such property insurance pertains to the Premises.  If the Prime Lease requires Landlord to insure leasehold improvements or alterations, then Tenant shall insure such leasehold improvements which are located in the Premises, as well as alterations in the Premises made by Tenant.  Tenant shall furnish to Landlord a certificate of Tenant’s insurance required hereunder upon request if required to obtain the consent of Prime Landlord to this Sublease and in any event prior to Tenant’s taking possession of the Premises.  Each party hereby waives claims against the other for property damage provided such waiver shall not invalidate the waiving party’s property insurance; each party shall attempt to obtain from its insurance carrier a waiver of its right of subrogation.  Tenant hereby waives claims against Prime Landlord and Landlord for property damage to the Premises or its contents if and to the extent that Landlord waives such claims against Prime Landlord under the Prime Lease.  Tenant agrees to obtain, for the benefit of Prime Landlord and Landlord, such waivers of subrogation rights from its insurer as are required of Landlord under the Prime Lease.

12.         ASSIGNMENT OR SUBLETTING.

A.           Tenant shall not without the consent of Landlord and Prime Landlord (i) assign, convey or mortgage this Sublease or any interest under it; (ii) allow any transfer thereof or any lien upon Tenant’s interest by operation of law; (iii) further sublet the Premises or any part thereof; or (iv) permit the occupancy of the Premises or any part thereof by anyone other than Tenant.  The sale, assignment or other transfer of 50% or more of the ownership interests in Tenant, directly or indirectly, whether in one transaction or in the aggregate, shall be deemed to be an assignment of this Sublease.  If Tenant desires to assign its interest in this Sublease, or further sublet all or part of the Premises, then Tenant shall submit a written request to Landlord accompanied by such financial and other information concerning the proposed assignee or subtenant, and the terms of the assignment or further sublease, as Landlord may reasonably request.  If Landlord consents thereto, Landlord shall use reasonable efforts to obtain the consent of Prime Landlord if such consent is required to be obtained under the Prime Lease, and Landlord shall deliver to Prime Landlord any information that Tenant submits in connection with its proposal to assign or sublet.  Any cost of obtaining Prime Landlord’s consent shall be borne by Tenant.  The consent of Landlord shall not be unreasonably withheld, conditioned or delayed to an assignment of this Sublease or to a further sublease of the entire Premises provided that:

(a)           In the reasonable judgment of Landlord, the proposed subtenant or assignee, as the case may be, has adequate financial net worth and credit, considering the responsibilities involved;

(b)           The purposes for which the proposed subtenant or assignee intends to use the Premises shall conform to the use permitted hereunder;

(c)           This Sublease shall be in full force and effect at the time Landlord's consent to such subletting or assignment is requested and at the commencement of the term of any proposed sublease;

(d)           Tenant shall reimburse Landlord for any reasonable costs that may be incurred by Landlord in connection with such sublease or assignment;

(e)           The proposed subtenant or assignee shall not be entitled to diplomatic or sovereign immunity and shall be subject to the service of process in and the jurisdiction of the courts of New York State;

(f)           A proposed assignment shall confirm, without amendment, the terms of this Sublease and a proposed sublease shall be subject and subordinate to this Sublease and the Prime Lease.

B.           No permitted assignment shall be effective and no permitted sublease shall commence unless and until any default by Tenant hereunder shall have been cured.  No permitted assignment or subletting shall relieve Tenant from Tenant’s obligations and agreements hereunder and Tenant shall continue to be liable as a principal and not as a guarantor or surety to the same extent as though no assignment or subletting had been made.

C.           The consent of Landlord or Prime Landlord to an assignment or a subletting shall not relieve Tenant from its obligation to obtain the express consent in writing of Landlord and Prime Landlord to any other assignment or subletting.

D.           If Tenant's interest in this Sublease is assigned, or if the Premises or any part thereof is sublet or occupied by anyone other than Tenant, Landlord may collect rent from the assignee, subtenant or occupant and apply the rent amount collected to the Base Rent and all Additional Rent herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of the provisions of this Section 12 or of any default hereunder or the acceptance of the assignee, subtenant or occupant as tenant, or a release of any of the covenants, conditions, terms and provisions on the part of Tenant to be performed or observed.

E.           If Tenant sub-sublets any portion of the Premises to a person in a transaction for which Landlord’s consent is required, Landlord shall be entitled to and Tenant shall pay to Landlord, as Additional Rent (the “Sub-Sublease Additional Rent”), a sum equal to fifty (50%) percent of any rents, additional charges and other consideration payable and paid under the sub-sublease to Tenant by the sub-subtenant in excess of the Base Rent and Additional Rent accruing during the term of the sub-sublease in respect of the sub-subleased space (at the rate per square foot payable by Tenant under this Sublease) pursuant to the terms of this Sublease (including, but not limited to, sums paid for the sale or rental of Tenant’s property and alterations less, in the case of a sale thereof, the then net unamortized or underappreciated cost thereof determined on the basis of Tenant’s federal income tax or federal information returns) after first deducting from such rents, additional charges and other consideration, the actual, out-of-pocket expenses reasonably incurred by Tenant in connection with such sub-sublease on account of brokerage commissions, advertising and marketing expenses, legal fees, work contributions and the cost of work performed by Tenant to prepare the Premises for the sub-subtenant’s occupancy, all amortized on a straight-line basis over the term of the sub-sublease.  Such Sub-Sublease Additional Rent shall be payable as and when received by Tenant.  Notwithstanding the foregoing, if Prime Landlord exercises its right to collect 50% of net profits on the sub-sublease pursuant to Section 77D)6) of the Prime Lease, then Landlord shall not be entitled to collect any Sub-Sublease Additional Rent pursuant to this Section 12.E.

F.           If Tenant shall assign this Sublease to a person in a transaction for which Landlord’s consent is required, Landlord shall be entitled to and Tenant shall pay to Landlord, as Additional Rent, an amount equal to fifty (50%) percent of all sums and other consideration paid to Tenant by the assignee for or by reason of such assignment (including, but not limited to, sums paid for the sale or rental of Tenant’s property and alterations less, in the case of a sale thereof, the then net unamortized or underappreciated cost thereof determined on the basis of Tenant’s federal income tax or federal information returns) after first deducting from such sums and other consideration the actual, out-of-pocket expenses reasonably incurred by Tenant in connection with such assignment and obtaining Landlord’s consent to such assignment, including, without limitation, on account of brokerage commissions, advertising and marketing expenses, legal fees, work contributions and the cost of work performed by Tenant to prepare the Premises for the assignee’s occupancy.  Such Additional Rent shall be payable as and when received by Tenant from the assignee.

G.           Notwithstanding anything contained herein to the contrary, subject to the terms of the Prime Lease and the provisions in this Section 12(G), Tenant may, without Landlord's consent, but upon ten (10) days prior written notice to Landlord, assign or transfer its entire interest in this Lease or sublease all of the Premises or permit the use thereof to any of the following: (a) a corporation or partnership or other entity into which or with which Tenant is merged or consolidated, provided that by operation of law or by effective provisions contained in the instruments of merger or consolidation, the liabilities of the entities participating in such merger or consolidation are assumed by the entity surviving such merger or consolidation, or (b) an entity which is purchaser of all or substantially all of Tenant's assets (provided such purchaser shall have assumed all or substantially all of Tenant's liabilities), or (c) any entity controlled by, controlling or under common control with Tenant (provided that such affiliate shall have assumed all or substantially all of Tenant's liabiities) (each, a "Permitted Transferee"), provided that this Sublease shall be in full force and effect, and provided that the merger, consolidation, acquisition or transfer is for a good business purpose and not principally for the purpose of transferring the leasehold estate created hereby, and provided that, immediately after giving effect to any such merger or consolidation, acquisition or transfer, the Permitted Transferee shall have a net worth, annual income and cash flow, as determined in accordance with generally accepted accounting principles, at least equal to the net worth, annual income and cash flow, similarly determined, of Tenant immediately prior to such event.  When Tenant delivers notice to Landlord, Tenant also shall deliver to Landlord the current financial statements of Tenant and such Permitted Transferee and pro forma financial statements after giving effect to such transaction, certified by an independent certified public accountant.  Within ten (10) days after such transfer, Tenant shall deliver to Landlord a duplicate original instrument of assignment and assumption in form and substance reasonably satisfactory to Landlord.

13.           RULES.  Tenant agrees to comply with all rules and regulations that Prime Landlord has made or may hereafter from time to time make for the Building.  Landlord shall not be liable in any way for damage caused by the non-observance by any of the other tenants of such similar covenants in their leases or of such rules and regulations.

14.           REPAIRS AND COMPLIANCE.  Upon receipt of written notice from Landlord, Tenant shall promptly pay for the repairs set forth in Section 9(B) hereof and Tenant shall, at Tenant’s own expense, comply with all laws and ordinances, and all orders, rules and regulations of all governmental authorities and of all insurance bodies and their fire prevention engineers at any time in force, applicable to the Premises or to Tenant’s use or occupancy thereof.

15.           FIRE OR CASUALTY OR EMINENT DOMAIN.  In the event of a fire or other casualty affecting the Building or the Premises, or of a taking of all or a part of the Building or Premises under the power of eminent domain, Tenant shall promptly notify Landlord thereof in writing.  In the event Landlord receives a rent abatement under the Prime Lease as a result of a fire or other casualty or as a result of a taking under the power of eminent domain, then Tenant shall be entitled to the Sublease Share of such rent abatement unless the effect on the Premises of such fire or other casualty or such taking shall be substantially disproportionate to the amount of the abatement, in which event the parties shall equitably adjust the abatement as between themselves, based on the relative impact of the fire or other casualty, or the taking, as the case may be.  To the extent the Prime Lease gives Landlord the right to terminate the Prime Lease in the event of damage or destruction to the Building or the Premises or a taking of all or part thereof by eminent domain, Landlord may, in its sole discretion, exercise any such right and shall notify Tenant of such exercise, in which case this Sublease shall terminate one day prior to the date of termination of the Prime Lease.  In the event of a fire or casualty in the Premises, neither Landlord nor Prime Landlord shall be obligated to repair any damage to Tenant's furniture and/or fixtures or equipment as provided in Section 9 of the Prime Lease.  The provisions of Section 9 of the Prime Lease with respect to waiver of subrogation shall apply to Landlord and Tenant.  If the Premises is materially damaged and cannot reasonably be made tenantable within three hundred (300) days from the date of damage, then regardless of anything in this Sublease to the contrary, Tenant shall have the right to terminate this Sublease by giving written notice to Landlord of such election within twenty (20) days after such damage, provided, however, that if such damage occurs during the last twelve (12) months of the term of this Sublease, the Sublease shall automatically terminate as if the date of such damage was the Expiration Date hereunder.

16.           ALTERATIONS.  Tenant shall not make any alterations in or additions to the Premises (“Alterations”) without the prior written consent of Landlord and Prime Landlord (if required).  If Landlord consents to any proposed Alteration, Landlord shall use reasonable efforts to obtain the consent of Prime Landlord, if such consent is required under the Prime Lease.  If Alterations by Tenant are permitted or consented to as aforesaid, Tenant shall comply with all of the covenants of Landlord contained in the Prime Lease pertaining to the performance of such Alterations.  In addition, except for the Landlord's Work and the Additional Work, Tenant shall indemnify, defend and hold harmless Landlord against liability, loss, cost, damage, liens and expense imposed on Landlord arising out of the performance of Alterations by Tenant, including, without limitation, any costs charged by Prime Landlord for the review and approval of any proposed Alteration.  All Alterations, other than the Landlord's Work, shall be at the sole cost and expense of Tenant.

17.           SURRENDER.  Upon the expiration of this Sublease, or upon the termination of the Sublease or of the Tenant’s right to possession of the Premises, Tenant will at once surrender and deliver up the Premises, together with all improvements thereon, to Landlord in good condition and repair, reasonable wear and tear excepted; conditions existing because of Tenant’s failure to perform maintenance, repairs or replacements as required of Tenant under this Sublease shall not be deemed “reasonable wear and tear”.  Said improvements shall include the furniture and fixtures set forth on Exhibit C annexed hereto, all plumbing, lighting, electrical, heating, cooling and ventilating fixtures and equipment and other articles of personal property used in the operation of the Premises (as distinguished from operations incident to the business of Tenant).  Tenant shall surrender to Landlord all keys, security codes and the like to the Premises and make known to Landlord the explanation of all combination locks which Tenant is permitted to leave on the Premises.  All Alterations in or upon the Premises made by Tenant shall become a part of and shall remain upon the Premises upon such termination without compensation, allowance or credit to Tenant; provided, however, that Landlord shall have the right to require Tenant to remove any Alterations made by Tenant, or portion thereof.  Said right shall be exercisable by Landlord’s giving written notice thereof to Tenant on or before thirty (30) days prior to such expiration or on or before twenty (20) days after such termination.  Tenant shall also remove any Alterations made by Tenant, or portion thereof, which Prime Landlord may require Landlord to remove, pursuant to the terms of the Prime Lease.  In any such event, Tenant shall restore the Premises to their condition prior to the making of such Alteration, repairing any damage occasioned by such removal or restoration.  If Landlord or Prime Landlord requires removal of any Alteration made by Tenant, or a portion thereof, and Tenant does not make such removal in accordance with this Section, Landlord may remove the same (and repair any damage occasion thereby), and dispose thereof, or at its election, deliver the same to any other place of business of Tenant, or warehouse the same.  Tenant shall pay the costs of such removal, repair, delivery and warehousing on demand.  As between Landlord and Tenant, Tenant shall not be required to remove any Alterations performed by Landlord prior to the Commencement Date.  Notwithstanding anything contained herein to the contrary, Alterations made by the Tenant shall not include the Landlord's Work.

18.           REMOVAL OF TENANT’S PROPERTY.  Upon the expiration of this Sublease, Tenant shall remove Tenant’s articles of personal property incident to Tenant’s business (“Trade Fixtures”), which shall not include the furniture and fixtures set forth on Exhibit C annexed hereto; provided, however, that Tenant shall repair any injury or damage to the Premises or Building which may result from such removal, and shall restore the Premises to the same condition as prior to the installation thereof.  If Tenant does not remove Tenant’s Trade Fixtures from the Premises prior to the expiration or earlier termination of the Term, Landlord may, at its option, remove the same (and repair any damage occasioned thereby and restore the Premises as aforesaid) and dispose thereof or deliver the same to any other place of business of Tenant, or warehouse the same, and Tenant shall pay the cost of such removal, repair, restoration, delivery or warehousing to Landlord on demand, which cost shall be Additional Rent under this Sublease, or Landlord may treat said Trade Fixtures as having been conveyed to Landlord with this Lease as a Bill of Sale, without further payment or credit by Landlord to Tenant.

19.           HOLDING OVER.  Tenant shall have no right to occupy the Premises or any portion thereof after the Expiration Date or after termination of this Sublease or of Tenant’s right to possession in consequence of an Event of Default hereunder.  In the event Tenant or any party claiming by, through or under Tenant holds over, Landlord may exercise any and all remedies available to it at law or in equity to recover possession of the Premises, and to recover damages, including without limitation, damages payable by Landlord to Prime Landlord by reason of such holdover.  In addition, for each and every month or partial month that Tenant or any party claiming by, through or under Tenant remains in occupancy of all or any portion of the Premises after the expiration of this Sublease or after termination of this Sublease or Tenant’s right to possession, Tenant shall pay, as minimum damages and not as a penalty, monthly rental at a rate equal to double the rate of Base Rent and Additional Rent payable by Tenant hereunder immediately prior to the expiration or other termination of this Sublease or of Tenant’s right to possession.  The acceptance by Landlord of any lesser sum shall be construed as payment on account and not in satisfaction of damages for such holding over.  Notwithstanding anything contained herein to the contrary, Tenant's liability under this Section 19 shall not exceed the amount due by Landlord to Prime Landlord under the Prime Lease as a result of Tenant holding over.

20.           ENCUMBERING TITLE.  Tenant shall not do any act which shall in any way encumber the title of Prime Landlord in and to the Building or the Property, nor shall the interest or estate of Prime Landlord or Landlord be in any way subject to any claim by way of lien or encumbrance, whether by operation of law by virtue of any express or implied contract by Tenant, or by reason of any other act or omission of Tenant.  Any claim to, or lien upon, the Premises, the Building or the Property arising from any act or omission of Tenant shall accrue only against the subleasehold estate of Tenant and shall be subject and subordinate to the paramount title and rights of Prime Landlord in and to the Building and the Property and the interest of Landlord in the premises leased pursuant to the Prime Lease.  Without limiting the generality of the foregoing, Tenant shall not permit the Premises, the Building or the Property to become subject to any mechanics’, laborers, or materialmen’s lien on account of labor or material furnished to Tenant or claimed to have been furnished to Tenant in connection with work of any character performed or claimed to have been performed on the Premises by, or at the direction or sufferance of, Tenant.  If any such lien is filed against the Premises, the Building or the Property on which it is situated, Tenant shall cause the same to be discharged, by payment, bonding or otherwise, within thirty (30) days after the filing thereof, and shall indemnify and hold harmless Landlord and Prime Landlord with respect to any costs, expenses (including reasonable attorneys' fees and expenses), losses, damages and liabilities in connection therewith.  Landlord shall give Tenant notice of any such lien upon receiving notice thereof.  If Tenant fails to have any such lien discharged as provided above, Landlord may take any actions it deems appropriate to have such lien discharged, including, without limitation, payment of any sums claimed to be due, and Tenant shall reimburse Landlord on demand for any such sums expended by Landlord, all of which amounts shall be Additional Rent under this Sublease.  This Section 20 shall not apply to the Landlord's Work and/or the Additional Work.

21.           INDEMNITY.  Tenant agrees to indemnify Landlord and Landlord's members, managers, officers, employees, affiliates, agents and contractors (collectively, "Landlord Indemnified Parties") and hold Landlord Indemnified Parties harmless from all losses, damages, liabilities and expenses which any Landlord Indemnified Party may incur, or for which any Landlord Indemnified Party may be liable to Prime Landlord or any other party specified in the Prime Lease, arising from the acts or omissions of Tenant which are the subject matter of any indemnity or hold harmless of Landlord to Prime Landlord under the Prime Lease and for which Tenant has an obligation to perform or refrain from under this Sublease.

22.           LANDLORD’S RESERVED RIGHTS.  Landlord reserves the right, on reasonable prior notice, to inspect the Premises, or to exhibit the Premises to such persons and under such conditions as set forth in Section 13 of the Prime Lease, provided that references to "Owner" in Section 13 shall be deemed to refer to both Prime Landlord and Landlord; provided, however that Landlord shall use reasonable efforts (but without the obligation to employ overtime labor) not to unreasonably disrupt Tenant's business operations in the Premises.

23.           DEFAULTS.  Tenant further agrees that any one or more of the following events shall be considered Events of Default as said term is used herein, that is to say, if:

A.           Tenant shall be adjudged an involuntary bankrupt, or a decree or order approving, as properly filed, a petition or answer filed against Tenant asking reorganization of Tenant under the Federal bankruptcy laws as now or hereafter amended, or under the laws of any State, shall be entered, and any such decree or judgment or order shall not have been vacated or stayed or set aside within sixty (60) days from the date of the entry or granting thereof; or

B.           Tenant shall file, or admit the jurisdiction of the court and the material allegations contained in, any petition in bankruptcy, or any petition pursuant or purporting to be pursuant to the Federal bankruptcy laws now or hereafter amended, or Tenant shall institute any proceedings for relief of Tenant under any bankruptcy or insolvency laws or any laws relating to the relief of debtors, readjustment of indebtedness, reorganization, arrangements, composition or extension; or

C.           Tenant shall make any assignment for the benefit of creditors or shall apply for or consent to the appointment of a receiver for Tenant or any of the property of Tenant; or

D.           Tenant shall admit in writing its inability to pay its debts as they become due; or

E.           The Premises are levied on by any revenue officer or similar officer based on the acts or omissions of Tenant or any person claiming by, through or under Tenant; which such levy is not removed within thirty (30) days from the date such levy was filed; or

F.           A decree or order appointing a receiver of the property of Tenant shall be made and such decree or order shall not have been vacated, stayed or set aside within sixty (60) days from the date of entry or granting thereof; or

G.           Tenant shall abandon the Premises during the Term hereof; or

H.           Tenant shall default in any payment of Rent required to be made by Tenant hereunder when due as herein provided and such default shall continue for ten (10) days after notice thereof in writing to Tenant; or

I.           Tenant shall default in securing insurance or in providing evidence of insurance as set forth in Section 11 of this Sublease or shall default with respect to lien claims as set forth in Section 20 of this Sublease and either such default shall continue for five (5) days after notice thereof in writing to Tenant; or

J.           Tenant shall, by its act or omission to act, cause a default under the Prime Lease and such default shall not be cured within the time, if any permitted for such cure under the Prime Lease, less five (5) days; or

K.           A violation of any provision of Section 12 of this Sublease shall occur; or

L.           Tenant shall default in any of the other covenants and agreements herein contained to be kept, observed and performed by Tenant, and such default shall continue for thirty (30) days after notice thereof in writing to Tenant; provided, however, if such default or omission shall be of such a nature that the same cannot, with due diligence, be completely cured or remedied within said thirty (30) day period, and Tenant shall commence to cure the same within said thirty (30) day period, then the thirty (30) day period shall be extended to the earlier of (i) ninety (90) days following said notice, or (ii) the number of days Landlord has to cure the default under the Prime Lease, provided that Tenant uses commercially reasonable diligence in attempting to correct such default.

24.           REMEDIES.  Upon the occurrence of any one or more Events of Default, Landlord may exercise any remedy against Tenant which Prime Landlord may exercise for default by Landlord under the Prime Lease and any remedy available at law or equity for a breach of this Sublease.

25.           LANDLORD’S WORK. Subject to obtaining the consent of the Prime Landlord, Landlord shall complete Landlord’s Work, as described in the Work Agreement annexed as Exhibit B to this Lease.  Notwithstanding any markings on the drawing of the Premises annexed as Exhibit B-1, Landlord's Work shall not include providing any furniture or data ports in the reception area of the Premises or any security hardware that is not installed as of the date hereof.  In addition to performing Landlord's Work, Landlord shall program its card-key access system to provide access to the Premises that is independent of access to Landlord's premises and provide Tenant with a supply of card-keys for its current employees plus an additional 24 card-keys at no cost.  In the event that Tenant requires additional card-keys during the Term, Tenant shall pay to Landlord the charge that Landlord pays to its supplier for such card-keys, which is currently $5.00 per card-key.  Landlord shall have no liability for any failure of its card-key access system to work properly or to deter unauthorized entry into the Premises.  Landlord shall maintain a card-key access system throughout the Term, unless otherwise agreed to in writing by the Tenant.

26.           NOTICES AND CONSENTS.  All notices, demands, requests, consents or approvals which may or are required to be given by either party to the other shall be in writing and shall be deemed given when received or refused if sent by United States registered or certified mail, postage prepaid, return receipt requested or if sent by overnight commercial courier service (a) if to Tenant, addressed to Tenant at the address specified in Section 1(B) or at such other place as Tenant may from time to time designate by notice in writing to Landlord or (b) if for Landlord, addressed to Landlord at the address specified in Section 1(C) or at such other place as Landlord may from time to time designate by notice in writing to Tenant.  Each party agrees promptly to deliver a copy of each notice, demand, request, consent or approval from such party to Prime Landlord related to this Sublease or the Premises and promptly to deliver to the other party a copy of any notice, demand, request, consent or approval received from Prime Landlord related to this Sublease or the Premises.  Such copies shall be delivered by national overnight commercial courier.  Notices may be delivered on behalf of the parties by their respective attorneys.

27.           PROVISIONS REGARDING SUBLEASE.  This Sublease and all the rights of parties hereunder are subject and subordinate to the Prime Lease and any instrument to which the Prime Lease is subordinate and any instrument to which the Prime Lease is subordinate.  Tenant agrees that it will not, by its act or omission to act, cause a default under the Prime Lease.  In furtherance of the foregoing, the parties hereby confirm, each to the other, that it is not practical in this Sublease agreement to enumerate all of the rights and obligations of the various parties under the Prime Lease and specifically to allocate those rights and obligations in this Sublease agreement.  Accordingly, in order to afford to Tenant the benefits of this Sublease and of those provisions of the Prime Lease which by their nature are intended to benefit the party in possession of the Premises, and in order to protect Landlord against a default by Tenant which might cause a default or event of default by Landlord under the Prime Lease:

A.           Provided Tenant shall timely pay all Rent when and as due under this Sublease, Landlord shall pay, when and as due, all base rent, additional rental and other charges payable by Landlord to Prime Landlord under the Prime Lease;

B.           Except as otherwise expressly provided herein, Landlord shall perform its covenants and obligations under the Prime Lease which do not require for their performance possession of the Premises and which are not otherwise to be performed hereunder by Tenant on behalf of Landlord.

C.           Except as otherwise expressly provided herein, Tenant shall perform all affirmative covenants and shall refrain from performing any act which is prohibited by the negative covenants of the Prime Lease, where the obligation to perform or refrain from performing is by its nature imposed upon the party in possession of the Premises.  If practicable, Tenant shall perform affirmative covenants that it is obligated to perform pursuant to this Sublease, which are also covenants of Landlord under the Prime Lease, at least five (5) days prior to the date when Landlord’s performance is required under the Prime Lease.  Landlord shall have the right to enter the Premises to cure any default by Tenant under this Section and Tenant shall reimburse Landlord on demand for any costs and expenses, including, without limitation, reasonable attorneys' fees and expenses, incurred by Landlord in connection with any such entry and cure.

D.           Except as otherwise provided in this Sublease, Landlord hereby grants to Tenant the right to receive all of the services and benefits with respect to the Premises which are to be provided by Prime Landlord under the Prime Lease for the benefit of an occupant of the Premises.  Landlord shall have no duty to perform any obligations of Prime Landlord.  For example, Landlord shall not be required to provide the services or repairs which the Prime Landlord is required to provide under the Prime Lease.  Landlord shall have no responsibility for or be liable to Tenant for any default, failure or delay on the part of Prime Landlord in the performance or observance by Prime Landlord of any of its obligations under the Prime Lease, nor shall such default by Prime Landlord affect this Sublease or waive or defer the performance of any of Tenant’s obligations hereunder.  Notwithstanding the foregoing, the parties contemplate that Prime Landlord shall, in fact, perform its obligations under the Prime Lease and in the event of any default or failure of such performance by Prime Landlord, Landlord agrees that it will, upon notice from Tenant, make demand upon Prime Landlord to perform its obligations under the Prime Lease.  Landlord shall, upon request of Tenant, permit Tenant, at Tenant's expense, to the extent allowable under the Prime Lease, to institute and/or undertake, as applicable, and prosecute an action or proceeding against Prime Landlord, provided that Tenant shall keep Landlord informed of its actions and shall not take any action that might give rise to a default under the Prime Lease.  The services and benefits to be provided by Prime Landlord that Tenant shall receive include, without limitation, the right of access and building services described in Section 44.B) of the Prime Lease.  Tenant's right of access to the Premises shall be solely through the Building entrance, lobby and elevator bank located on West 19th Street, New York, New York.  In the event that the Premises is subject to any of the conditions specified in Section 66 of the Prime Lease that give rise to a right by Landlord to terminate the Prime Lease, and the forty-five (45) day cure period specified in Section 66 of the Prime Lease has expired and the condition has not been remedied, then Tenant shall have the right to terminate this Sublease by giving Landlord ten (10) days' written notice within three (3) Business Days of the end of such forty-five (45) day period, and unless such service is restored by Prime Landlord within such ten (10) day period, this Sublease shall terminate as of the tenth (10th) day after such notice.

E.           Notwithstanding anything to the contrary in this Sublease, the parties agree that the benefits provided to Landlord under the following provisions of the Prime Lease are personal to Landlord and shall not be deemed to be for the benefit of Tenant: Section 42(A), Section 42(C) with respect to use of freight elevator for construction and move-in by Landlord, Section 43, Section 45, Section 47, Section 48 and Section 57.

F.           Landlord shall request a non-disturbance and attornment agreement in favor of Tenant from Prime Landlord and shall request that Prime Landlord obtain a non-disturbance agreement in favor of Tenant from any other party, present or future, with a superior position to this Sublease.  Landlord shall not be obligated to provide any of the foregoing non-disturbance agreements.  Tenant acknowledges receipt of a copy of the subordination, non-disturbance and attornment agreement that Landlord obtained from Prime Landlord's lender upon entering into the Prime Lease.

G.           Subject to obtaining the consent of Prime Landlord, Tenant shall have exclusive access to the telecommunications closet on the tenth (10th) floor of the Building, provided that Tenant shall safeguard any equipment located therein.

28.          NO WAIVER; CUMULATIVE REMEDIES; EXECUTION AND DELIVERY.

A.           No receipt of moneys by Landlord from Tenant after the termination or cancellation of this Sublease shall reinstate, continue or extend the Term, or operate as a waiver of the right of Landlord to enforce the payment of Base Rent or Additional Rent then due, or thereafter falling due, or operate as a waiver of the right of Landlord to recover possession of the Premises by proper suit, action, proceeding or remedy.

B.           The failure of Landlord or Tenant to enforce any agreement, condition, covenant or term of this Sublease shall not be deemed to waive or affect the right of Landlord or Tenant to enforce the same or any other agreement, condition, covenant or term of this Sublease in the event of a subsequent default or breach.

C.           The receipt by Landlord of Rent with knowledge of the breach of any of the terms, covenants or conditions of this Sublease shall not be deemed a waiver of such breach.  The acceptance of any check or payment bearing or accompanied by any endorsement, legend or statement shall not be deemed an accord and satisfaction.  No surrender of the Premises by Tenant (prior to the expiration or termination of this Sublease) shall be valid unless consented to in writing by Landlord.

D.           Tenant, for itself and any and all persons claiming through or under Tenant, including its creditors, upon the termination of this Sublease or expiration of the Term in accordance with the terms hereof, or in the event of entry of judgment for the recovery of the possession of the Premises in any action or proceeding, or if Landlord shall reenter the Premises by process of law or otherwise lawfully, hereby waives any right of redemption provided or permitted by any statute, law or decision now or hereafter in force, and does hereby waive, surrender and give up all rights or privileges which it or they may or might have under and by reason of any present or future law or decision, to redeem the Premises or for a continuation of this Sublease for the Term of this Sublease after having been dispossessed or ejected therefrom by process of law after a final, non-appealable order.

E.           The rights and remedies given to Landlord in this Sublease are distinct, separate and cumulative, and no one of them, whether or not exercised by Landlord, shall be deemed to be in exclusion of any of the others, or of any rights or remedies otherwise provided at law or in equity.  In addition to the other remedies in this Sublease provided, Landlord shall be entitled to pursue the restraint by injunction of the violation or attempted or threatened violation of any of the terms, covenants or conditions of this Sublease or to a decree compelling performance of any of such terms, covenants or conditions.

F.           This Sublease contains the entire agreement of the parties with respect to the subject matter hereof, and any prior agreements or understandings, oral or written, are merged herein.  This Sublease may not be extended, renewed, terminated or modified, nor may any provision hereof be waived, except by an instrument in writing executed by the party against whom enforcement of the same is sought.

G.           The submission of any draft of this Sublease to Tenant shall not constitute an offer to sublease, and neither party shall be bound hereunder unless and until fully executed counterparts are delivered to both parties.  This Sublease may be executed in counterparts, each of which shall be deemed to be an original and all of which shall constitute the same instrument.  Transmission of a signed copy of this instrument by a party by facsimile or electronic transmission shall be deemed to be delivery of an original counterpart.

H.           Except as specifically provided in this Sublease, there shall be no allowance or credit or abatement or diminution of Rent or liability on the part of Landlord or Prime Landlord by reason of inconvenience, injury or annoyance to business or otherwise arising from or in connection with the making of any repairs, alterations, additions or improvements in or to any portion of the Premises, the Building or the Property.  Notwithstanding the preceding sentence, if Landlord receives an allowance or credit or abatement or diminution of rent due under the Prime Lease or liability under the Prime Lease (including, without limitation, pursuant to Section 66 of the Prime Lease) for a failure to provide services or utilities or other failure on the part of the Prime Landlord that occurs during the Term of this Sublease and Tenant suffers the same failure to provide services or utilities or other failure on the part of the Prime Landlord that gave rise to the allowance, credit, abatement or diminution of rent due under the Prime Lease or liability under the Prime Lease that Landlord suffered, then Tenant shall be entitled to its proportionate share of the same, provided that the proportionate share shall be determined as a percentage of rent reduced and not on a dollar basis and provided further that the proportion shall be determined solely for events occurring during the Term of this Sublease.  For example, if Landlord receives a 5% rent abatement for a failure by the Prime Landlord that occurs during the last three months of the Term of the Sublease and continues thereafter for an additional month, then Tenant shall receive a 5% abatement in its rental amount for a three month period.

I.           Tenant shall, at any time and from time to time, as requested by Landlord, execute and deliver to Landlord within ten (10) days after receipt of such request a statement (a) certifying that this Sublease is unmodified and in full force and effect (or if modified, that same is in full force and effect as modified and stating the modifications), (b) certifying the dates to which Base Rent and Additional Rent have been paid, (c) stating whether or not, to the best knowledge of Tenant, either party is in default in the performance of any of its obligations under this Sublease, and, if so, specifying each such default of which Tenant has knowledge, and (d) stating whether or not, to the best knowledge of Tenant, any condition or event exists which with the giving of notice or the passage of time, or both, would constitute such a default, and, if so, specifying each such condition or event.

29.          PRIME LANDLORD’S CONSENT.  This Sublease and the obligations of the parties hereunder are expressly conditioned upon Landlord’s obtaining prior written consent hereto by Prime Landlord, if such written consent is required under the Prime Lease.  Tenant shall promptly deliver to Landlord any information reasonably requested by Prime Landlord (in connection with Prime Landlord’s approval of this Sublease) with respect to the nature and operation of Tenant’s business and/or the financial condition of Tenant.  Landlord and Tenant hereby agree, for the benefit of Prime Landlord, that this Sublease and Prime Landlord’s consent hereto shall not (a) create privity of contract between Prime Landlord and Tenant; (b) be deemed to have amended the Prime Lease in any regard; or (c) be construed as a waiver of Prime Landlord’s right to consent to any assignment of the Prime Lease by Landlord or any further subletting of premises leased pursuant to the Prime Lease, or as a waiver of Prime Landlord’s right to consent to any assignment by Tenant of this Sublease or any sub-subletting of the Premises or any part thereof.  If Prime Landlord fails to consent to this Sublease within sixty (60) days after the date of this Sublease, either party shall have the right to terminate this Sublease by giving written notice thereof to the other at any time thereafter, but before Prime Landlord grants such consent.

30.          BROKERAGE.  Each party warrants to the other that it has had no dealings with any broker or agent in connection with this Sublease other than the Broker as specified in Section l(Q), whose commission shall be paid by Landlord, and covenants to pay, hold harmless and indemnify the other party from and against (i) any and all costs (including reasonable attorneys, fees), expense or liability for any compensation, commissions and charges claimed by any other broker or other agent with respect to this Sublease or the negotiation thereof on behalf of such party, or (ii) the costs and expenses of the indemnified party in connection with any such claim.

31.          FORCE MAJEURE.  Landlord shall not be deemed in default with respect to any of the terms, covenants and conditions of this Sublease on Landlord’s part to be performed, if Landlord’s failure to timely perform same is due in whole or in part to any strike, lockout, labor trouble (whether legal or illegal), civil disorder, failure of power, restrictive governmental laws and regulations, riots, insurrections, war, shortages, accidents, casualties, acts of God, acts caused directly by Tenant or Tenant’s agents, employees and invitees or any other cause beyond the reasonable control of Landlord.  This Section shall not be applicable, however, if Landlord’s failure timely to perform creates a default by Landlord under the Prime Lease.

32.          BUILDING DIRECTORY SIGNAGE.  Landlord shall make available to Tenant a proportionate share (based on the size of the Premises as compared to Landlord's premises under the Prime Lease) of Landlord's rights to the Building's directory signage granted under the Prime Lease; provided, however, subject to obtaining Prime Landlord's consent if such consent is required, the space available to Tenant shall not be less than the space granted to tenants with similarly sized offices in the Building.  Additionally, Tenant shall be permitted to place signage, subject to the prior written approval of Prime Landlord and of Landlord, which approval of Landlord shall not be unreasonably withheld, in the elevator lobby area on the floor of the Premises, so long as such signage is in compliance with the Prime Lease (and the rules and regulations contained therein).

33.          REPRESENTATIONS OF TENANT.  Tenant represents to Landlord that, subject to obtaining the consent of Prime Landlord to this Sublease and the provisions of any agreement pursuant to which such consent is granted, it has the power and authority to execute and deliver this Sublease and perform its obligations hereunder.

34.          SUCCESSORS AND ASSIGNS.  The agreements, terms, covenants and conditions herein shall bind and inure to the benefit of Landlord and Tenant and their respective successors and assigns.

35.          JURY TRIAL WAIVER.  Landlord and Tenant hereby waive trial by jury in any action or proceeding brought by either of the parties hereto against the other on any matters arising out of or in any way connected with this Sublease or Tenant’s use or occupancy of the Premises.

36.          GOVERNING LAW.  This Sublease shall be governed by and construed in accordance with the laws of the State of New York.

37.          CONFIDENTIALITY.  From and after the date of this Sublease, Landlord and Tenant shall maintain the terms and conditions of this Sublease confidential and, without the other party's prior written consent, shall neither discuss nor disclose the terms and conditions of this Sublease with any tenant or occupant of the Building or with any other person, other than (i) the Broker, (ii) the attorneys who are representing Tenant and Landlord in connection with this Lease, (iii) Tenant’s and Landlord's accountants and (iv) any proposed sub-subtenant of the Premises or assignee of this Sublease or proposed assignee of the Prime Lease or lender providing financing to Tenant or Landlord and only if and to the extent such other parties listed in clauses (i) to (iv) inclusive are informed by Tenant or Landlord of the confidential nature of this Sublease and shall agree to act in accordance with the provisions of this section, or (v) if required to do so to enforce the terms of this Sublease, or as may otherwise be required to be disclosed by law or judicial process.

38.          SECURITY DEPOSIT.  To secure the faithful performance by Tenant of all the covenants, conditions and agreements in this Sublease set forth and contained on the part of Tenant to be fulfilled, kept, observed and performed including, but not by way of limitation, such covenants and agreements in this Sublease which become applicable upon the termination of the same by re-entry or otherwise, Tenant shall, within ten (10) days after the Prime Landlord consents to this Sublease, deposit with Landlord a clean, irrevocable one year letter of credit payable on sight draft issued by a bank reasonably acceptable to Landlord in the amount specified in Section 1(O) hereof in such form that is reasonably acceptable to Landlord (the “Letter of Credit”).  The Letter of Credit shall provide that funds under the Letter of Credit are available to Landlord against a draft stating that (i) Tenant has defaulted under this Sublease after expiration of all applicable notice and cure periods, or (ii) the Letter of Credit is expiring and is not being extended and Landlord has not received from Tenant a replacement letter of credit within the time period prescribed below. The Letter of Credit shall provide for automatic one-year extensions of the term of such Letter of Credit, with the final extension to expire no sooner than thirty (30) days after the last day of the Term hereof.  At any time that Tenant is in default under this Sublease beyond any applicable notice and cure period in the payment of any Base Rent or any other item of rental or for any sum which Landlord may expend or be required to expend by reason of Tenant’s default in respect of any of the terms, covenants and conditions of this Sublease, Landlord shall have the right to draw down a portion of the Letter of Credit or the entire Letter of Credit, as may be needed by Landlord to cure Tenant’s default and apply the proceeds or any part thereof in accordance with the provisions of this Section.  Landlord shall also have the right to draw down the entire Letter of Credit in the event Landlord receives notice that the date of expiry of the Letter of Credit will not be extended by the issuing bank and as of the date of the drawing Landlord has not received from Tenant a replacement letter of credit within the time period prescribed below, or in the event a replacement letter of credit, issued in accordance with this Sublease in form satisfactory to Landlord, is not delivered at least fifteen (15) days before the expiration of the Letter of Credit which is then held by Landlord, or in the event the issuer of the Letter of Credit fails to transfer the Letter of Credit to a transferee of Landlord’s interest as tenant under the Prime Lease and as sublandlord hereunder within ten (10) Business Days after Landlord has requested such transfer to be effectuated per the terms of the Letter of Credit.  If Landlord shall have drawn down the Letter of Credit and applied all or a portion thereof in accordance with the terms of this Section, then Tenant shall deposit with Landlord, within three (3) days after notice from Landlord, an amount of cash sufficient to bring the balance of the cash then being held by Landlord under this Section to the amount of the then required Security Deposit.  If Tenant shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of this Sublease, Landlord shall return the Letter of Credit to Tenant within thirty (30) days after the Expiration Date (or sooner termination of the Term hereof) and after delivery of possession of the Premises to Landlord in the condition required hereunder.  Notwithstanding any provision to the contrary herein, the Security Deposit shall be reduced from the amount set forth in Section 1(O) by the amount of $49,116.66 ("Reduction Amount") on each of the following dates (each, a "Reduction Date") (i) the first day of the month after the month in which the first anniversary of the Rent Commencement Date occurs, (ii) the first day of the month after the month in which the second anniversary of the Rent Commencement Date occurs, and (iii) the first day of the month after the month in which the third anniversary of the Rent Commencement Date occurs, provided and upon the condition that on each of the Reduction Dates, (x) this Sublease shall be in full force and effect, (y) Tenant shall not then be in default hereunder beyond any applicable notice and cure period, and (z) there has been no uncured default during the previous twelve (12) month period (collectively, the "Reduction Conditions").  If Tenant is not entitled to reduce the Security Deposit as of a particular Reduction Date due to Tenant's failure to satisfy the Reduction Conditions upon a Reduction Date, then such Reduction Date and each succeeding Reduction Date shall be extended by twelve (12) months.

39.          FREIGHT ELEVATOR.  Landlord shall pay the charges imposed by the Prime Landlord for the Tenant to use the freight elevator on a non-exclusive basis during normal business hours (if such use during normal business hours is permitted by the Prime Landlord) or after normal business hours for up to twelve (12) hours to permit Tenant to move into the Building.

Tenant shall permit access to Landlord through the Premises in the event that Landlord must use the freight elevator in order to receive a shipment of bulky equipment that does not fit in the elevator serving Landlord's premises.  Landlord shall give prior notice to Tenant of such need for access, shall minimize interference with the conduct of Tenant's business, shall reimburse Tenant for any reasonable third party costs incurred by Tenant as a result of damage to the Premises resulting from the permission granted to Landlord under this paragraph and shall indemnify and hold harmless Tenant from any liability resulting therefrom.

40           HVAC.  Tenant acknowledges that the Prime Landlord is obligated to supply heat to the Premises pursuant to the Prime Lease during the hours specified in the Prime Lease.  Tenant shall have a thermostat to control when the air-conditioning system for the Premises is on and the temperature to which the air is cooled.  Tenant acknowledges that it is the Tenant's obligation to pay the cost of electricity to operate the air-conditioning system.

The parties have executed this Sublease the day and year first above written.

EPSILON DATA MANAGEMENT LLC

By:
Name:
Title:

INTERCLICK, INC.

By:
Roger Clark, Chief Financial Officer

S-1

EXHIBIT A

FLOOR PLAN

A-1

EXHIBIT B

WORK AGREEMENT

Landlord and Tenant hereby covenant and agree as follows:

ARTICLE I
LANDLORD’S WORK

Subject to obtaining the consent of the Prime Landlord, Landlord, at its expense, shall furnish, install and perform in the Premises, all of the work (“Landlord’s Work”) shown on the layout plan (the “Preliminary Plan”) annexed to this Lease as Exhibit B-1 which consists of constructing a demising wall and associated mechanical, electrical, plumbing, fire alarm and fire protection work needed to provide work space for Tenant in the Premises and to separate the Premises from the remainder of the floor occupied by Landlord, performance of life safety related work to demise the Premises, relocation of telephone and data installations to separate installations previously used by Landlord from those to be used by Tenant, construction of a handicapped accessible bathroom and installation of a reception station created with modular furniture adjacent to the entrance to the Premises near 19th Street.  Within ten (10) days of the date of execution of this Sublease, Tenant shall furnish Landlord with all the information necessary to enable Landlord to prepare final working drawings for Landlord’s Work (the “Plans”) and Landlord’s rendition of a reasonable estimate of the cost of Landlord’s Work and any Additional Work (as hereinafter defined).  Landlord shall submit the Plans for Tenant’s approval, which approval shall not be unreasonably withheld and which approval shall be deemed given if not denied by Tenant in writing within five (5) Business Days after Landlord’s submission of the Plans to Tenant.  If Tenant shall object to any part of the Plans, such objections shall be made in a writing given by Tenant to Landlord within such five (5) Business Day period, which objections shall be set forth in such notice in sufficient detail to enable Landlord to modify such Plans in order to make them acceptable to Tenant.  Tenant shall respond to such revised plans within three (3) Business Days and Tenant’s approval thereof shall be deemed given if not denied by Tenant in writing within said (3) Business Day period.  Notwithstanding anything contained herein to the contrary, Landlord’s cost and expenses incurred with respect to Landlord’s Work, Additional Work, the costs of permits, filing fees and Landlord’s expediter, architect, engineer and related professionals, shall not exceed $450,000.00 (“Landlord’s Maximum Work Cost”).  Tenant shall pay all costs and expenses in excess of Landlord’s Maximum Work Cost, including without limitation, costs for construction during overtime hours if requested by Tenant, upon demand and as otherwise directed by Landlord.  Such costs and expenses shall be additional rent.

Tenant may, in its discretion, request Landlord to have Landlord's contractors work overtime hours, and Landlord shall use commercially reasonable efforts to have the contractors expedite construction on an overtime basis in order to reach the Substantial Completion Date more quickly.  Tenant acknowledges that, as a result of incurring overtime charges, the cost of Landlord's Work, Additional Work and the cost of permits, filing fees and Landlord's expediter, architect, engineer and related professionals will increase and it is more likely that Landlord's costs will exceed Landlord's Maximum Work Cost by a greater amount than would have otherwise been the case if Tenant had not requested Landlord to have the contractors work overtime hours.

In the event that Tenant begins occupancy of the Premises before Landlord completes Landlord's Work, Tenant shall grant access to Landlord and Landlord's contractors and architects, shall permit Landlord to store construction equipment and supplies on the Premises and shall comply with Landlord's safety directives.

Landlord shall use commercially reasonable efforts to cause the Prime Landlord to have the building systems or portions of building systems that are the responsibility of Prime Landlord to repair and maintain under the Prime Lease be in good working order on the Commencement Date.

ARTICLE II
ADDITIONAL WORK

If Tenant shall request Landlord to perform additional work in the Premises or to substitute for any item or quantity of work forming part of Landlord’s Work, which causes Landlord’s Work to exceed Landlord’s Maximum Work Cost, such request shall be deemed to be Additional Work (hereinafter “Additional Work”) and Tenant shall pay to Landlord the actual costs incurred by Landlord in excess of Landlord’s Maximum Work Cost for all aspects of the Additional Work, including labor, materials, overtime, permits, filing fees and Landlord's expediter, architect, engineer and related professionals.  Landlord shall estimate reasonably the cost of the Additional Work depicted on the Plans or requested by Tenant and advise Tenant of such estimate (the “Plan Based Estimate”) and Tenant shall either promptly withdraw its request for all or part of the Additional Work so estimated or pay to Landlord, prior to the commencement of Landlord’s Work or the Additional Work, the Plan Based Estimate, which payment shall be reconciled by Landlord and Tenant upon the completion of the Additional Work.  If Tenant fails to withdraw such request within five (5) Business Days of receiving such estimate, Tenant shall be deemed to have approved such Additional Work and estimated cost therefor.  Landlord shall have the right to demand payment of such estimated cost by Tenant (to the extent such estimated cost exceeds Landlord's Maximum Work Cost) prior to commencing the Additional Work.

ARTICLE III
TENANT’S AUTHORIZED AGENT(S)

Any architect or designer acting for or on behalf of Tenant shall be deemed an agent of Tenant duly authorized to bind and act for Tenant in all respects.

ARTICLE IV
TENANT’S DELAY; ADVANCEMENT OF COMMENCEMENT DATE

If there is a delay: (i) in submission of the Plans to Tenant for its approval due to the failure of Tenant to (a) timely provide all of the information required by Landlord to cause such Plans to be prepared, (b) timely provide Landlord with a notice sufficiently detailing Tenant’s objections to the Plans in order to enable Landlord to modify such Plans in order to make them acceptable to Tenant or (c) otherwise cooperate in the preparation of the Plans; (ii) in the Substantial Completion Date, due to any act or omission of Tenant, its contractors, subcontractors, architects, space designers, agents or employees, including, without limitation, delays in submission of information or giving authorizations or approvals in accordance with the time periods set forth above; or (iii) resulting from Tenant’s request for Landlord to make changes in Landlord’s Work, to perform Additional Work or if Tenant requests revisions to the Plans (any of the foregoing being called a “Tenant’s Delay”), then the Substantial Completion Date shall be deemed to have occurred on the date the Premises would have been available but for the duration of such Tenant’s Delays aforesaid.

If the Landlord's Work has not been substantially completed, other than punchlist items (the "Finish Date") by the eighty-fourth (84th) day after the later of (i) the date that Landlord commences the Landlord's Work, or (ii) the date that Prime Landlord consents to this Sublease, the Landlord's Work and the Additional Work (the "Work Commencement Date"), subject to extension for events of force majeure or Tenant's Delay, then the Rent Commencement Date shall be extended two (2) days for each day after such eighty-fourth (84th) day until the Finish Date occurs with respect to Landlord's Work.  If the Finish Date for Landlord's Work has not occurred by the one hundred twelfth (112th) day after the Work Commencement Date (subject to extension for events of force majeure or Tenant's Delay), then Tenant shall have the right to terminate this Sublease by providing written notice to the Landlord.  Within ten (10) days following such termination, Landlord shall return the Security Deposit and prepaid rent, if any, to Tenant.

ARTICLE V
ENTRY BY TENANT

In the event Tenant shall desire to make any installations (herein called “Tenant’s Installations”) which are not to be made by Landlord for Tenant, the following shall apply:

On condition that such Tenant’s Installations will not require any structural change, and further provided that all Landlord’s Work and Additional Work required to be made by Landlord therein shall have reached a point with respect to which, in Landlord’s sole judgment, exercised in good faith, the making of Tenant’s Installations will not delay or hamper Landlord in the completion of Landlord’s Work or any Additional Work, Tenant may enter the Premises for the purpose of making Tenant’s Installations subject, however, to the applicable provisions concerning Alterations of the Sublease to which this Work Agreement is annexed.  The foregoing shall include access by Tenant’s telephone, cable and other information technology contractors.

Prior to the date that Landlord completes Landlord's Work, any entry by Tenant in or on the Premises shall be at Tenant’s sole risk.  Tenant’s Installations shall be completed free of all liens and encumbrances.

In the event Tenant or any agent or contractor of Tenant shall enter upon the Premises or any other part of the Building, Tenant agrees to indemnify and save Landlord and Prime Landlord free and harmless from and against any and all claims whatsoever arising out of said entry or any work performed by such contractor, except if such damage or injury was caused by the gross negligence or willful misconduct of Landlord or its employees, agents and/or contractors.  Tenant’s agents, contractors and their employees shall comply with the rules, regulations and requirements of Building management for the performance of work and coordination of said agents, contractors and their employees so as to avoid the intrusion into the operation of the Building and the business operation of other tenants.

Tenant has informed Landlord that Tenant desires to make the following Tenant's Installations at Tenant's cost:

1.           Perform duct work in the telecommunications closet on the tenth (10th) floor of the Property ("Network Closet") so that the duct shall be on its own zone;

2.           Change the air duct in the Network Closet so that air blows down to the front of the racks;

3.           Install fiber conduit in the Network Closet;

4.           Install two 30 amp services in Network Closet;

5.           Divide current training room into two separate conference rooms.

Subject to (i) obtaining Prime Landlord's consent to the above Tenant's Installation to the extent such consent is required and (ii) Tenant performing Tenant's Installations in accordance with this Sublease, including this Work Agreement and applicable laws and regulations, Landlord hereby consents to the Tenant's Installations described in items 1 through 4 above.

EXHIBIT B-1

LAYOUT PLAN

EXHIBIT C

FURNITURE INVENTORY

C-1